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                                                                     EXHIBIT 99


PRESS RELEASE                     Contact:    Bill Foust        Paul Roberts
                                              770-569-4203      770-569-4277



                          SCHWEITZER-MAUDUIT ANNOUNCES
                    NEW SUPPLY AGREEMENT WITH PHILIP MORRIS


Alpharetta, GA, July 14, 1998. Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced that it has reached agreement with Philip Morris Incorporated on an amendment of their strategic supply agreement for fine papers. The term of the revised agreement is from April 1, 1998 to June 30, 2002. The two companies have been operating under an extension to their original supply agreement.

The amended strategic supply agreement continues SWM's ongoing supply of tobacco-related papers to Philip Morris' U.S. operations. A supplement to the agreement creates the potential for a seven-year exclusive supply arrangement with Philip Morris U.S.A. for an experimental new product currently being jointly developed. Philip Morris and SWM also have entered into a licensing and royalty agreement covering future commercialization of this potential new paper product.

Wayne H. Deitrich, Chairman and CEO of SWM stated, "We are extremely pleased to announce the amended strategic supply agreement with Philip Morris. The amendment underscores the importance of the relationship for both companies."

The amended agreement gives Philip Morris the right to purchase 5 percent of its requirements from other suppliers in 1998 and 10 percent in future years. Deitrich added that it was his expectation that as long as SWM had capacity and continued to meet Philip Morris' requirements that Philip Morris would have no incentive to access other sources of supply.

Similar to arrangements in the original strategic supply agreement, there is a right to extend or terminate the amended strategic supply agreement by giving notice 24 months before the end of the then-current contract term. If the decision were to terminate, the amended contract provides for a two-year phase out.


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Schweitzer-Mauduit International is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms and printing and packaging applications. Schweitzer-Mauduit and it subsidiaries conduct business in over 80 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil and Canada.

Certain comments contained in this news release concerning possibilities and expectations constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. There can be no assurances that such events will occur or that the outcome will be as estimated. Many factors outside the control of the Company also could impact the realization of such estimates. Such factors are discussed in more detail in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


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